Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-134100) pertaining to the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan of our reports dated December 12, 2008, except for the effects of the restatement discussed in Note 18, as to which the date is December 14, 2009, with respect to the consolidated financial statements of Integrated Electrical Services, Inc. and our report dated December 14, 2009, except for the effects of the material weakness described in the sixth paragraph of that report, as to which the date is December 14, 2009, with respect to the effectiveness of internal control over financial reporting of Integrated Electrical Services, Inc. included in this Amendment No. 1 to its Annual Report (Form 10-K) for the year ended September 30, 2008.

/s/ ERNST & YOUNG LLP

Houston, Texas
December 14, 2009